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                                                              Filed Pursuant
                      AMERICAN BUSINESS FINANCIAL SERVICES    to Rule 424(B)(3)
                                                              File No. 333-63859

                INVESTMENT NOTES:

                Prospectus Supplement Dated
                August 26, 1999

                Rates For Investment Notes of $1,000    .25%
                Rate Card                               Bonus Rate

                ABFS Celebrates With A Bonus Rate For Investors

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                                                                            BONUS             BONUS
     TERM              RATE        ANNUAL YIELD           BONUS             RATE              YIELD
3 to 5 Months          7.50%           7.78%               NA                NA                NA
6 to 11 Months         8.10%           8.43%              +.25              8.35%             8.70%
12 to 17 Months        8.75%           9.14%              +.25              9.00%             9.41%
18 to 23 Months        9.00%           9.41%              +.25              9.25%             9.69%
24 to 29 Months        9.25%           9.69%              +.25              9.50%             9.96%
30 to 35 Months        9.50%           9.96%              +.25              9.75%            10.24%
36 to 47 Months        9.75%          10.24%              +.25             10.00%            10.51%
48 to 59 Months       10.00%          10.51%              +.25             10.25%            10.79%
60 to 83 Months       10.75%          11.34%              +.25             11.00%            11.62%
84 to 119 Months      10.90%          11.51%              +.25             11.15%            11.79%
120 Months            11.25%          11.90%              +.25             11.50%            12.18%
Money Market Notes     6.15%           6.34%               NA                NA                NA

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          Minimum for Investment Notes and Money Market Notes: $1,000.

                   Ask About Our Rates For Larger Investments.
                Please call (800) 776-4001 for more information.

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                   AMERICAN BUSINESS FINANCIAL BUSINESS, INC.

                         BalaPointe Office Centre
                         111 Presidential Boulevard
                         Bala Cynwyd, PA 19004

                         2255 Glades Road
                         Suite 311E
                         Boca Raton, FL 33432

                         2425 E. Camelback Road
                         Suite 1065
                         Phoenix, AZ 85016

                         www.abfsonline.com

  American Business Financial Services, Inc. is a NASDAQ listed company (ABFI).

* An offer can only be made by the Prospectus dated October 20, 1998, delivered in conjunction with this Rate Supplement dated August 26, 1999. See "Risk Factors" for a discussion of certain factors which should be considered in connection with an Investment in the Notes.

* Interest is compounded daily based on a 365-day year. The effective annual yield assumes all Interest remains invested for 365 days. The rates for Investment Notes are available through September 29, 1999. The Interest paid on the Money Market Notes is subject to change from time to time at the Company's sole discretion provided that such rate shall not be reduced below 4.0% per year. Written notice of any decrease in rate will be provided to holders of such notes at least 14 days prior to the effective date of the change. No notice will be provided in connection with an increase in the interest rate paid on such notes.


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